Exhibit 99.1

December 19, 2018

Dear Shareholder,

As 2018 draws to a close, we would like to provide you with an overview of the tremendous progress we have made on the Plan of Liquidation and Dissolution (the “Plan”) of Hines Global REIT, Inc.

Following approval of the Plan by our shareholders in July 2018, the management team immediately went to work to market key assets for sale. Using in-depth knowledge from our local market teams and macro analysis by our proprietary research group, we began selling certain assets within the portfolio to maximize the value to our shareholders.

Since July, we have sold or have entered into contracts to sell 21 properties representing 7.7 million square feet for an aggregate sale price of $2.0 billion. Once all of these pending property sales are completed, we expect to make a liquidating distribution to our shareholders.

•Timing of Liquidating Distribution: Assuming these property sales are completed in the time frame we expect, shareholders can expect to receive another liquidating distribution on or around February 15, 2019, subject to authorization by our board of directors (the “Board”). At that time, we also expect the Board to declare a new per share net asset value (“NAV”), following the completion of the annual third-party valuations.

The Board believes it is in the best interest of our shareholders to implement the following changes to ensure a strong financial position as we prepare for the ultimate liquidation and dissolution of Hines Global REIT. These changes are in line with common practice within the industry when executing a plan of liquidation and are consistent with the actions anticipated under the Plan:

•End of Monthly Distributions: We have provided reliable monthly distributions to shareholders of record since 2009.  Due to the fact that we have already sold a significant number of assets and our expectation that we will sell the remaining assets in the time frame anticipated under the Plan, we have determined to stop paying monthly distributions after December 2018.  Any future distributable income earned from the remaining properties in our real estate portfolio will simply be included in the future liquidating distributions the shareholders receive.

•Suspend Share Redemption Program (“SRP”): The Board has determined to suspend the SRP, effective on February 2, 2019, except for redemption requests related to the death or disability of the shareholder.

We are committed to maintain a thoughtful and well-timed approach to the remaining portfolio sales in order to maximize returns for shareholders. We will keep you informed of significant activities as they occur. As always, we thank you for your investment in Hines Global REIT.

Sincerely yours,
Sherri W. Schugart
President & Chief Executive Officer

HINES GLOBAL REIT, INC.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
P 888.220.6121
F 713.966.2661

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected benefits of the Plan, the amount and timing of distributions to be made in connection with the Plan, the expected timing and completion of the Plan, and the future business, performance and opportunities of Hines Global REIT, Inc. (the “Company”). Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the Plan; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended; possible adverse changes in laws; and risks associated with the Company’s dependence on key personnel of Hines Interests Limited Partnership or its affiliates whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this letter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.